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                                                   EXHIBIT 10.20



                              June 27, 1988


Hendrik A. Verfaillie
Monsanto Company
800 North Lindbergh
St. Louis, MO 63167

Dear Hendrik:

If the Company receives any proposal from a third party concerning a possible business combination with, or an acquisition of the Company, the Board of Directors believes it essential that the Company and the Board be able to rely upon you to continue in your present position and that the Company be able to receive your advice in assessing the proposal, in determining what is in the best interests of the Company and its shareholders and in determining what action the Company should take. Your continued employment with the Company during the assessment of any such proposal and following any business combination will provide critical continuity of management and will enhance the value of the Company.

As you know, in order to be eligible for unreduced early retirement pension benefits, you must retire from the Company after attainment of age 55 and your age and years of service must total 80 ("Combo 80"). Moreover, in order for you and your eligible dependents to be eligible for retiree medical benefits plan coverage, you must terminate employment after age 55 with 10 or more years of benefit service. Because you are not yet age 55, you are not yet Combo 80 eligible, and you and your eligible dependents are not yet eligible for retiree medical benefits plan coverage. Therefore, the Executive Compensation and Development Committee ("ECDC") has decided that in order to minimize any distraction that could be caused by the personal uncertainties and risks created by a change of control proposal, it is in the Company's best interests to provide you at this time with the early retirement protection described below.

     A.   Supplemental Pension.
          --------------------
          If you Terminate Employment with the Company after a Change of Control and are not yet Combo 80 eligible, you will be paid a Supplemental Pension in an amount equal to the difference between what you would have


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          received from the Monsanto Company Salaried
          Employees' Pension Plan ("Salaried Pension Plan") and the Monsanto Company ERISA Parity Pension Plan ("Parity Pension Plan") in effect when you Terminate Employment (computed without reduction for early commencement of benefits) less what you are actually paid from both plans.

          Your Supplemental Pension will be paid to you monthly under the same option election and with the same beneficiary designation you make under the Salaried Pension Plan. In order to receive your Supplemental Pension in the form of monthly payments, you must, in the case of retirement, commence receiving your pension payments from the Salaried Pension Plan on the first day of the month coinciding with or following your retirement date. In the case of vested termination, you must commence receiving your pension payments on the first day of the month coinciding with or following your attainment of age 55.

          Alternatively, you may elect to receive the actuarially commuted value of your Supplemental Pension, or a portion thereof, in a single sum, in which case the value of your Supplemental Pension will be calculated actuarially by the Qualified Actuary for the Salaried Pension Plan who was serving as such immediately prior to the Change of Control using the actuarial assumptions applicable to the Plan. The amount so calculated by the Qualified Actuary will be paid to you in a single sum as soon as practicable after you Terminate Employment.

          In the event that you do not elect to receive your Supplemental Pension in a single sum, and the amount payable to you under your Key Executive Employment Agreement is limited because of the Excise Tax limitation set forth in Section 3(b) of the Key Executive Employment Agreement, the Public Accounting Firm in considering how much can be paid to you under the Excise Tax Limitation provision of the Key Executive Employment Agreement will first reduce the cash portion of any Payment which is subject to Excise Taxes in order to preserve as much of your Supplemental Pension as possible.


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     B.   Parity Plan/Bonus Deferral Plan.
          -------------------------------
          The ECDC has amended the Pension Parity Plan to permit you to receive the actuarially commuted value of your accrued benefit under the Plan in a single sum when you Terminate Employment even if you are not eligible to receive a Commuted Value Option distribution from the Salaried Pension Plan. It also has amended the Deferred Payment Plan ("Bonus Deferral Plan") to permit you to receive the amount of any deferred bonus plus accrued earnings thereon and the actuarially commuted value of any amounts accrued under the Supplemental Pension Plan in a single sum when you Terminate Employment.

     C.   Medical Coverage.
          ----------------
          If at the time you Terminate Employment you are not eligible for Retiree Medical Plan coverage, you will receive a $15,000 payment to compensate you for the loss of medical plan coverage for you and your eligible dependents. If you wish, and do not have coverage through other employment, you may elect COBRA continuation and keep your Monsanto coverage in effect for up to 18 months following your Termination of Employment, at which time you may purchase a conversion policy from Metropolitan Life Insurance Company. You have an absolute right to this $15,000 payment regardless of when you obtain continuation or replacement coverage and regardless of what such coverage costs.

     D.   Executive Life Insurance Coverage.
          ---------------------------------
          The ECDC has amended the Executive Life Insurance Plan to require the Company to continue to make its premium payments under the terms of the plan, the underlying policy and your collateral assignment agreement even if you Terminate Employment prior to age 62. This provision is contingent upon you continuing to make your required contributions under the plan.

You must make your election to receive the actuarially commuted value of your Supplemental Pension, any Pension
Parity Plan or Supplemental Pension Plan benefits and any deferred bonus payments in a single sum by signing the


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enclosed election form and filing it with the Management
Liaison Officer to the ECDC within 30 days of the date of this letter. If you make this election, it will remain binding on you unless there is a Change of Control, in which case you will be entitled to make a second written election within 30 days of the Change of Control to receive your Supplemental Pension as monthly payments and any Pension Parity Plan or Supplemental Pension Plan benefits and any deferred bonus pay-ments as otherwise permitted under the terms of these plans. Unless you make this second written election in a timely manner, your election to receive it in a single sum will be binding on you and irrevocable.

As used herein, the term "Terminate Employment" has the same meaning as does the term "Termination of Employment" in the Key Executive Employment Agreement ("Key Executive Employment Agreement") executed by you and the Company contemporaneously with this Agreement. The terms "Change of Control", "Payment" and "Termination of Employment" have the same meanings as do the same terms in the Key Executive Employment Agreement, a copy of which is attached hereto as Exhibit A. For purposes of this Agreement, the relevant sections of the Key Executive Employment Agreement are incorporated by reference herein and made a part hereof.

Where appropriate, all references to "the Company" or "Monsanto" also refer to any Monsanto subsidiary or affiliate and to any successor corporation. The Company's obligation to pay you the benefits set forth herein is absolute and unconditional and will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you. The Company will make from any payments all tax and other withholdings required by law to be made. This Agreement will inure to your benefit and that of your beneficiary and will be binding upon the Company and any successor of the Company. Moreover, the benefits provided under this Agreement are not intended to qualify under Section 401 of the Internal Revenue Code. This Agreement will not be subject to the claims of your creditors and may not be assigned either by you or your spouse or any beneficiary, and any attempted assignment, pledge or other transfer will be void. Finally, the Supplemental Pension will expire and become null and void if you are still employed by the Company when you attain Combo 80 eligibility and the payment for medical plan coverage will expire if you become eligible for retiree medical benefits plan coverage.


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On behalf of the Company, I am pleased to be able to extend this Agreement you. Please acknowledge your acceptance of its terms by signing both copies of this letter and returning one copy to R. L. Berra, Management Liaison Officer to the ECDC, c/o Mr. R. N. Abercrombie, Mail Zone B2NA.

                              Very truly yours,


ACKNOWLEDGED AND AGREED:      MONSANTO COMPANY,

/s/ H.A. Verfaillie           /s/ Richard J. Mahoney
-------------------------
       (name)                 Richard J. Mahoney